EXHIBIT 10.41

AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment (the "Amendment") to that certain Employment Agreement by and between Flagstar Bancorp, Inc. and Salvatore J. Rinaldi entered into as of October 16, 2009 (the "Agreement") is entered into as of the 21th day of February, 2013, by and between Flagstar Bankcorp, Inc. (hereinafter referred to as the "Company") and Salvatore J. Rinaldi (the "Executive").
WHEREAS, immediately prior to the Effective Date (as defined below) Executive was serving as Executive Vice President and Chief Operating Officer of the Company and Flagstar Bank, FSB (the “Bank”);
WHEREAS, the Board of Directors of the Company (the “Board”) believes it is in the best interests of the Company and the Bank to enter into this Agreement with the Executive in order to assure continuity of management of the Company and the Bank; and
WHEREAS, the Board has approved and authorized the execution of this Amendment to take effect as stated in Section 1 hereof.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein, it is mutually AGREED as follows:

1.	Effective Date. This Amendment shall be deemed effective as of December 18, 2012 (the "Effective Date").

2.	Resignation. The Executive hereby resigns, effective as of the Effective Date, as the Executive Vice President and Chief Operating Officer of the Company and the Bank.

The Agreement is hereby amended as follows:

3.	Title of Executive.
The titles Executive Vice President and Chief of Staff and Executive Vice President and Chief Operating Officer, if any, when referencing the Executive shall be deleted throughout the Agreement in their entirety and the title Senior Advisor to the Chief Executive Officer shall be substituted in place thereof.

4.	Section 1.02 Employment Term of the Agreement is hereby amended as follows: The second sentence in Section 1.02 is deleted in its entirety and the following language substituted therefor:

“Following the Stub Period, the initial term of Executive's employment by the Company under this Agreement shall commence on January 1. 2010 and end on July 1, 2013, unless earlier terminated as herein provided (the “Initial Term”) upon written notice of the terminating Party to the other Party (the “Notice Period”).”

5.	Section 1.04 Title and Duties (a) of the Agreement is hereby amended as follows:

At the conclusion of the first sentence, the following sentence is inserted: “The Company and the Executive expect that the Executive's duties and responsibilities as Senior Advisor to the Chief Executive Officer shall focus primarily on providing such assistance to the Chief Executive Officer as the Chief Executive Officer may reasonably request in the following areas: advice regarding the administration of the Company's management information systems and on-going Project Management Office matters;

6.	Section 1.05 Compensation of the Agreement is hereby amended as follows:

Following subsection (d) Business Expenses, subsection (e) Retention Payment as follows, shall be inserted:
“(e) Retention Payment. Subject to the conditions set forth in this Section 1.05(e), retention payment(s) in the amounts set forth below shall be payable to the Executive; provided (i) in the determination of the Chief Executive

Officer the Executive has provided in all material respects the assistance contemplated by Section 1.04 and (ii) the Executive is actively employed by the Company on the following dates (the “Retention Payment(s)”):
On April 1, 2013, a Retention Payment of $25,000.00, covering the period March 1, 2013 through March 31, 2013; and
On June 14, 2013, a Retention Payment of $125,000.00, covering the period April 1, 2013 through June 30, 2013.
As a precondition to the payment of each of the Retention Payments as aforementioned, Executive agrees to execute the Release of Claims Agreement against the Company and the Bank, in Exhibit A attached hereto and incorporated herein for all purposes. If Executive qualifies for the Retention Payment(s) described herein, such Retention Payment(s) are subject to customary deductions for applicable taxes and will be paid to Executive on the Bank's next regularly scheduled pay day following the later of (1) the date of the applicable Retention Payment, and (2) the fifth (5th) business day following the expiration of the Revocation Period as defined in the Release of Claims Agreement.
The parties believe that the provisions of this Section 1.05(e) are in compliance with the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (the "TARP Requirements"), Section 18(k) of the Federal Deposit Insurance Act and the FDIC regulations promulgated thereunder codified at 12 C.F.R. Part 359 (the “Golden Parachute Restrictions”) and other applicable law, as presently in effect, if and to the extent that such requirements apply. For so long as the Bank and the Company are subject to the TARP Requirements and Golden Parachute Restrictions, the provisions of this Section 1.05(e) are subject to and shall be, to the fullest extent possible, interpreted to be consistent with the TARP Requirements and Golden Parachute Restrictions, which terms control over the terms of this Agreement in the event of any conflict between the TARP Requirements or the Golden Parachute Restrictions and this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Section 1.05(e) vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of the TARP Requirements, the Golden Parachute Restrictions, or other applicable law. In the event of any such violation, the parties will cooperate in good faith to endeavor to meet the TARP Requirements, the Golden Parachute Restrictions and other applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Section 1.05(e). If any governmental authority asserts that, or questions whether, any payment, award or benefit to Executive, paid or accrued, violates any of the TARP Requirements, the Golden Parachute Restrictions or other applicable law, the Bank shall provide reasonable assistance to Executive to rebut such assertion or to address such question, provided, however, neither the Bank nor any of its affiliates shall have any obligation to participate in any adversarial proceeding (including any civil or administrative matter) or to take any action that the Bank's Board of Directors determines in the exercise of its fiduciary duty is not in the Bank's best interest. Without limiting the scope of this paragraph, Executive acknowledges and agrees that if any Retention Payment covers a period that also is a “TARP Period” (as that term is defined in the TARP Standards for Compensation and Corporate Governance in the U.S. Treasury's interim final rule codified at 31 C.F.R. § 30.1), the Retention Payment shall be reduced pro rata for each day of the retention period that also is part of the TARP Period.
The parties believe that the provisions of this Section 1.05(e) are in compliance with the requirements of Section 409A of the Internal Revenue Code ("Section 409A"), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service not to be in compliance with the requirements of Section 409A, the parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on Executive under this Section 1.05(e). However, to the extent such economic benefits exceed the limits of the law, the Bank shall not be required to make any such payment which exceeds such legal limit.
Miscellaneous

7.
Executive Representation and Warranty. The Executive represents and warrants to the Company that, except as the Executive may have disclosed in writing to the Company's Interim General Counsel, with any such writing making reference to this Amendment and being delivered prior to the Executive's execution and delivery of this Amendment, to the Executive's knowledge (i) none of the Company's reports filed with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2011 through and including the Effective Date (the “2012 SEC Reports”) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report; (ii) the financial statements, and other financial information included in each of the Company's 2012 SEC Reports, fairly presented in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in such report; (iii) there were no significant deficiencies or material weaknesses in the design or operation of the Company's internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; (iv) since the Executive's employment with the Company began, there was no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting; and (v) there exists no credible evidence of (A) a material violation by the Company, the Bank or any of their respective subsidiaries, or person acting on behalf of one or more of such entities, of applicable United States federal or state law or regulations, or (B) a material breach of fiduciary duty arising under United States federal or Michigan law, including but not limited to misfeasance, nonfeasance, abdication of duty, abuse of trust, or approval of unlawful transactions, or (C) any act or omission that could reasonably be expected to be regarded by the Company's Board of Directors or the Office of the Comptroller of the Currency as an unsafe or unsound business practice, excluding in the case of clauses (A), (B) and (C), evidence of possible violations, breaches of fiduciary duty or business practices occurring prior to the Effective Date of the Amendment or with respect to which the Company, the Bank or any of their respective subsidiaries, to the Executive's knowledge, has, as necessary, adopted appropriate remedial measures. As used in this Section 7, the term “knowledge” means to the Executive's actual knowledge as of the date of this Amendment (without any duty of investigation).

8.
Company Representation and Warranty. The Company represents and warrants to the Executive that the Company has the power and authority to execute, deliver and perform its obligations under the Agreement as amended hereby and has taken all necessary corporate action to authorize such execution, delivery and performance.

9.
You and the Company agree that each party will hold the existence, terms, and provisions of this letter agreement in confidence, and will not disclose, directly or indirectly, the existence, terms or provisions of this letter agreement except (i) in your case, to your spouse or your legal and financial advisors, and then only on the condition that they be advised that they cannot further disclose the same to others, (ii) in the Company's case, to its directors, officers, employees, legal and financial advisors, accountants and regulators, and (iii) as required by law.

10.	In the event of any inconsistency, contradiction or question of interpretation between the terms of the Agreement and those of this Amendment, the terms of this Amendment shall control.

11.	Capitalized terms used herein without further definition shall have the same meaning assigned to such terms in the Agreement.

12.	In all other respects not addressed in this Amendment, the terms and conditions of the Agreement are hereby ratified and confirmed.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

Flagstar Bancorp, Inc.

Date:	February 28, 2013	/s/ Michael J. Tierney
Michael J. Tierney
President and Chief Executive Officer

EXECUTIVE

Date:	February 22, 2013	/s/ Salvatore J. Rinaldi
Salvatore J. Rinaldi

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

Reference is made to that certain Amendment to Employment Agreement (the "Amendment") with an Effective Date of December 18, 2012, between Salvatore J. Rinaldi (the “Executive”) and Flagstar Bancorp, Inc. (the "Company"). Capitalized terms used herein without further definition shall have the same meaning assigned to such terms in the Amendment.

Section 6 of the Amendment provides that the Executive, as a prerequisite to his receipt of any of the Retention Payments described in the Amendment, will execute this Release of Claims Agreement (this “Release”) in order to evidence his agreement to the release provisions contained herein.

As of the date the Executive executes this Release in exchange for certain consideration provided by the Company, consideration to which the Executive acknowledges that he is not otherwise entitled, the Executive hereby releases and discharges the Company, Flagstar Bank FSB (the “Bank”) and all of their past, present and future parents, divisions, subsidiaries, affiliates, joint venture partners and related companies and their respective past, present and future officers, directors, founders, employees, partners, attorneys, investors, shareholders, members, representatives, agents, predecessors, successors, assigns, and all persons acting in a fiduciary capacity thereto (collectively, the “Released Parties”) with respect to any and all claims, rights, demands, causes of action, obligations, damages or liabilities, whether asserted or unasserted, known or unknown, contingent or non-contingent, that the Executive had in the past or now has, against the Released Parties through the date the Executive signs this Release, including without limitation arising out of the proposed award of shares of Company restricted stock to you in 2011 and 2012, which grants were subject to and contingent upon receipt by the Company and the Bank of non-objection from the Office of the Comptroller of the Currency. Without limitation, this complete waiver and release includes any and all discrimination, compensation or other claims arising under Federal, State or local law or regulation including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1866, and 42 U.S.C. §1981, and any amendments thereto or under common law, in contract, tort or other theories of recovery, relating in any way to the terms or conditions of his employment with the Company and any federal or state banking laws or regulations, and/or any incidents related thereto prior to his execution of this Release. Notwithstanding the foregoing, this Release shall not affect (a) any rights you may have under the Agreement or under any Company or Bank retirement or savings plans, or any medical or dental or other welfare plan in which you are participating as of the date of this Release, or (b) your eligibility for indemnification in accordance with the organizational documents of the Company and its subsidiaries, or applicable laws, or under any applicable insurance policy, with respect to any liability you incurred or incur in your capacity as a director, officer or employee of the Company, the Bank or any affiliate of either.

Nothing in this Release shall prohibit the Executive from initiating or participating in a proceeding before any state or federal agency involving the Released Parties, provided that the Executive waives any monetary benefits or other relief against the Released Parties resulting or arising from any such proceeding.

The Executive is advised in writing to consult with an attorney before executing this Release. The Executive acknowledges and agrees that: (i) after he received a copy of this Release in writing he had adequate opportunity to review it; (ii) he fully understand its contents; (iii) he has been advised to consult an attorney before signing it; and (iv) he enters into this Release knowingly, voluntarily and after any consultations with his attorney or other advisor, as he deems appropriate.

The Executive acknowledges that he has had at least twenty-one (21) calendar days from his receipt of this Release to consider whether to accept its terms.

The Executive must sign, date and return this Release to the Chief Executive Officer of the Company at 5151 Corporate Drive, Troy, Michigan 48098.

After signing the Release and properly returning it to the Company, the Executive shall have seven (7) calendar days to consider whether to revoke it (the "Revocation Period"). If the Executive chooses to revoke this Release, the Executive must send written notification to the Chief Executive Officer of the Company at 5151 Corporate Drive, Troy, Michigan 48098 before the expiration of the Revocation Period.

The Executive acknowledges that this Release shall become effective, fully enforceable and irrevocable seven (7) days after his signing of said Release (the "Effective Date").

Nothing contained herein shall be deemed to amend the terms of the Amendment which shall remain in full force and effect.

IN WITNESS WHEREOF, this Release has been executed by each of the listed parties below.

EXECUTIVE

Date:	February 22, 2013	/s/ Salvatore J. Rinaldi
Salvatore J. Rinaldi

FLAGSTAR BANCORP, INC.

Date:	February 28, 2013	/s/ Michael J. Tierney
Michael J. Tierney
President and Chief Executive Officer